Exhibit 99.1

Where Food Comes From, Inc. Common Stock to Begin Trading on Nasdaq Capital Market

CASTLE ROCK, Colo., April 09, 2021 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced that the Nasdaq Stock Market has informed the Company that its common stock will begin trading on the Nasdaq Capital Market on Monday, April 12, 2021.

John Saunders, chairman and CEO of WFCF, said, “We are pleased to announce the uplisting of our common stock to the Nasdaq Capital Market. Nasdaq is America’s premier exchange for emerging growth companies, and we expect this upgrade will raise our profile in the broader investment community and increase our appeal to institutional investors, ETFs and indexes.”

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about potential for a Nasdaq listing to raise WFCF’s profile in the investment community and increase the Company’s appeal to investors; industry leadership; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000